Exhibit 99.1

AEO Inc. Reports First Quarter Fiscal 2025 Results

First quarter GAAP operating loss of $(85) million; Non-GAAP operating loss of $(68) million

Second quarter operating income guidance of $40 to $45 million

On track to complete $200 million accelerated share repurchase program in the second quarter

PITTSBURGH--(BUSINESS WIRE)--American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the first quarter ended May 3, 2025.

“As we noted in our preliminary release, the first quarter was a challenging period for our business. While we are disappointed with the results, we are taking actions to better position the company and drive stronger performance in the upcoming quarters. Our brands remain resilient. The team is executing with urgency as we look to strengthen both the topline and profit flow-through,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

First Quarter 2025 Results:

•
Total net revenue of $1.1 billion decreased 5%. Total comparable sales declined 3%.
•
Aerie comparable sales decreased 4%. American Eagle comparable sales declined 2%.
•
Gross profit was $322 million and the gross margin of 29.6% compared to 40.6% last year.
o
Merchandise margins decreased 960 basis points, driven primarily by inventory writedowns and higher in-season markdowns, as well as increased product costs.
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Buying, Occupancy and Warehousing (BOW) expenses as a percentage of sales deleveraged 140 basis points.
•
Selling, general and administrative expense of $339 million increased 2% and deleveraged 190 basis points as a percentage of sales. Lower compensation and incentives costs were offset by increased advertising.
•
The operating loss was $(85) million. The adjusted operating loss of $(68) million excluded $17 million in impairment and restructuring charges primarily related to the company’s supply chain network optimization project, as previously disclosed.
•
Diluted loss per share was $(0.36). Adjusted diluted loss per share was $(0.29). Average diluted shares outstanding were 180 million.

Inventory

Total ending inventory decreased 5% to $645 million with units down 5%. Following the writedown, inventory for the season is better aligned to sales trends.

Shareholder Returns

On March 17, 2025, the company announced a $200 million accelerated share repurchase agreement (ASR). At the closing price on March 14, 2025, this equated to approximately 18.1 million shares, representing approximately 9.5% of the company’s fully diluted outstanding stock. The company is on track to complete the ASR in the second quarter.

In addition to the ASR, the company also completed $31 million in open-market share repurchases and paid $22 million via its quarterly cash dividend of $0.125 per share.

Capital Expenditures

Capital expenditures totaled $62 million in the first quarter. The company expects 2025 capital expenditures to be approximately $275 million, compared to previous guidance of approximately $300 million.

Outlook

The company’s fiscal year 2025 outlook remains withdrawn in light of macro uncertainty and as management reviews forward plans in the context of first quarter results.

The second quarter outlook is as follows:

Second Quarter 2025 Outlook
Revenue	Down 5%
Comparable Sales	Down 3%
Gross Margin	Down YoY
SG&A	Dollars Flat YoY
D&A	Approximately $54 million
Operating Income	$40 to $45 million
Tax Rate	Approximately 25%
Weighted Average Share Count	Approximately 175 million

Webcast and Supplemental Financial Information

Management will host a conference call today at 4:30pm Eastern Time. To access the live webcast and audio replay, please click here. Additionally, a financial results presentation is posted in the Investor Relations section on AEO’s website, www.aeo-inc.com.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer with a portfolio of beloved apparel brands including American Eagle, Aerie, OFFL/NE by Aerie, Todd Snyder and Unsubscribed. Rooted in optimism, inclusivity and authenticity, AEO’s brands empower every customer to celebrate their unique personal style by offering casual, comfortable, timeless outfitting and high-quality products that are made to last.

AEO Inc. operates stores in the United States, Canada and Mexico, with merchandise available in more than 30 countries through a global network of license partners. Additionally, the company operates a robust e-commerce business across its brands. For more information, visit aeo-inc.com.

Non-GAAP Measures

This press release includes operating income and earnings per share presented on an adjusted or non-GAAP basis, which are non-GAAP financial measures. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (GAAP) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. We believe that this non-GAAP information is useful as an additional means for investors to evaluate our operating performance when reviewed in conjunction with our GAAP Consolidated Financial Statements and provides a higher degree of transparency. These amounts are not determined in accordance with GAAP and, therefore, should not be used exclusively in evaluating our business and operations. The table included in this release reconciles the GAAP financial measures to the non-GAAP financial measures discussed above for the 13 weeks ended May 3, 2025.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent management’s expectations or beliefs concerning future events, including, without limitation, the results for the second quarter of fiscal 2025. Words such as “outlook,” "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “may,” “potential,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements made by the company are inherently uncertain because they are based on assumptions and expectations concerning future events and are subject to change based on many important factors, some of which may be beyond the company’s control. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 1, 2025 and in any other filings that we may make with the Securities and Exchange Commission, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate fluctuations in customer demand and respond to changing consumer preferences and fashion trends and to manage our inventory commensurately; the seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic or attract customers to our stores; our inability to respond to changes in e-commerce and leverage omni-channel capabilities; our inability to execute on our key business priorities; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; the impact import tariffs and other trade restrictions imposed by the U.S., China or other countries have had, and may continue to have, on our product costs, as well as the possibility that product costs may be affected by other foreign trade issues, such as, currency exchange rate fluctuations, increasing prices for raw materials, supply chain issues, political instability or other reasons; challenges with information technology systems, including safeguarding against security breaches; changes to U.S. or other countries' trade policies and tariff and import/export regulations, including, without limitation, uncertainty with respect to the U.S./China trade agreement; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

The use of the “company,” “AEO,” “we,” "us," and “our” in this release refers to American Eagle Outfitters, Inc.

Contacts

Line Media
412-432-3300
LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)	May 3, 2025	May 4, 2024
Assets
Current assets:
Cash and cash equivalents	$87,853	$300,518
Merchandise inventory	645,062	681,062
Accounts receivable, net	228,561	230,934
Prepaid expenses	103,466	72,973
Other current assets	23,082	25,830
Total current assets	1,088,024	1,311,317
Operating lease right-of-use assets	1,471,705	1,123,649
Property and equipment, at cost, net of accumulated depreciation	765,594	703,551
Goodwill, net	225,225	225,253
Non-current deferred income taxes	78,483	89,332
Intangible assets, net	41,549	45,178
Other assets	96,774	58,937
Total assets	$3,767,354	$3,557,217
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$247,994	$225,480
Current portion of operating lease liabilities	319,626	303,603
Accrued compensation and payroll taxes	58,380	64,502
Unredeemed gift cards and gift certificates	63,282	57,373
Accrued income and other taxes	23,114	50,716
Other current liabilities and accrued expenses	75,261	71,655
Total current liabilities	787,657	773,329
Non-current liabilities:
Non-current operating lease liabilities	1,337,489	1,002,529
Long-term debt, net	110,000	—
Other non-current liabilities	57,992	29,003
Total non-current liabilities	1,505,481	1,031,532
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	365,326	345,922
Accumulated other comprehensive loss	(42,105)	(15,722)
Retained earnings	2,361,273	2,267,785
Treasury stock	(1,212,774)	(848,125)
Total stockholders’ equity	1,474,216	1,752,356
Total liabilities and stockholders’ equity	$3,767,354	$3,557,217

Current Ratio	1.38	1.70

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	May 3, 2025		May 4, 2024
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$1,089,599	100.0%	$1,143,867	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	767,178	70.4	679,628	59.4
Gross profit	322,421	29.6	464,239	40.6
Selling, general and administrative expenses	338,786	31.1	333,493	29.2
Impairment and restructuring charges	17,119	1.6	-	0.0
Depreciation and amortization expense	51,697	4.7	52,910	4.6
Operating (loss) income	(85,181)	(7.8)	77,836	6.8
Interest (income), net	(219)	(0.0)	(3,439)	(0.3)
Other (income), net	(351)	(0.0)	(1,396)	(0.1)
(Loss) income before income taxes	$(84,611)	(7.8)	$82,671	7.2
(Benefit) provision for income taxes	(19,712)	(1.8)	14,919	1.3
Net (loss) income	$(64,899)	(6.0)%	$67,752	5.9%

Basic net (loss) income per common share	$(0.36)		$0.34
Diluted net (loss) income per common share	$(0.36)		$0.34

Weighted average common shares outstanding - basic	179,548		196,429
Weighted average common shares outstanding - diluted	179,548		201,310

AMERICAN EAGLE OUTFITTERS, INC.
NET REVENUE BY SEGMENT
(unaudited)
	13 Weeks Ended
(In thousands)	May 3, 2025	May 4, 2024
Net Revenue:
American Eagle	$693,865	$724,744
Aerie	359,788	372,652
Other	43,970	54,984
Intersegment Elimination	(8,024)	(8,513)
Total Net Revenue	$1,089,599	$1,143,867

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)
13 Weeks Ended
May 3, 2025
Consolidated stores at beginning of period	1,172
Consolidated stores opened during the period
AE Brand (1)	1
Aerie (incl. OFFL/NE) (2)	3
Todd Snyder	1
Unsubscribed	1
Consolidated stores closed during the period
AE Brand (1)	(2)
Aerie (incl. OFFL/NE) (2)	-
Unsubscribed	-
Total consolidated stores at end of period	1,176

Stores by Brand
AE Brand (1)	828
Aerie (incl. OFFL/NE) (2)	321
Todd Snyder	20
Unsubscribed	7
Total consolidated stores at end of period	1,176

Total gross square footage at end of period (in '000)	7,232

International license locations at end of period (3)	363

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.
(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.
(3) International licensed retail stores are not included in the consolidated store data or the total gross square footage calculation.

AMERICAN EAGLE OUTFITTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	May 3, 2025
	Operating Loss	Benefit for Income Taxes	Net Loss	Earnings per Diluted Share
GAAP Basis	$(85,181)	$(19,712)	$(64,899)	$(0.36)
% of Revenue	(7.8)%		(6.0)%

Add: Impairment and restructuring charges (1)	17,119		13,131	0.07

Tax effect of the above (2)		$3,988

Non-GAAP Basis	$(68,062)	$(15,724)	$(51,768)	$(0.29)
% of Revenue	(6.2)%		(4.8)%

The following footnotes relate to impairment and restructuring charges recorded in the 13 weeks ended May 3, 2025:

(1)
The Company recorded $15.3 million of asset impairment charges primarily related to closing two fulfillment centers as part of its supply chain network optimization project. Of this amount, $10.4 million of charges relate to ROU assets and $4.9 million relates to property and equipment. The Company also recorded $1.8 million of employee severance, primarily related to closing two fulfillment centers.
(2)
The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.